Exhibit 99.1

Contact:	Michael R. Sand, President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp EPS Increases 38% for Fiscal 2014
Cash Dividend Declared

HOQUIAM, WA – November 3, 2014 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $1.65 million for the quarter ended September 30, 2014 and net income of $5.85 million for the fiscal year ended September 30, 2014.

Net income to common shareholders for the fiscal year ended September 30, 2014 increased 40% to $5.64 million from $4.02 million for the prior fiscal year.  Earnings per diluted common share for the fiscal year just ended increased 38% to $0.80 from $0.58 for the fiscal year ended September 30, 2013.

Net income per diluted common share increased 130% to $0.23 for the quarter ended September 30, 2014 from $0.10 per diluted common share for the comparable quarter one year ago and increased 15% from the $0.20 reported for the quarter immediately prior.

Timberland’s Board of Directors also declared a $0.05 per common share quarterly cash dividend payable on November 28th to common shareholders of record on November 14, 2014.

“The recently completed quarter and fiscal year were highlighted by solid loan growth and continued increases in the Company’s return on assets and equity,” stated Michael R. Sand, President and CEO.  “Commercial business loans and non-speculative residential construction loans were the primary areas of growth increasing 75% and 46%, respectively, from the end of the prior fiscal year.  We continue to pay particular attention to interest rate risk issues and have maintained our focus on the origination of shorter term and variable rate loans during this unusually long low interest rate cycle.”

Fiscal 2014 Highlights (at or for the period ended September 30, 2014, compared to September 30, 2013, or June 30, 2014):

•	Net income to common shareholders for fiscal year 2014 increased 40% to $5.64 million from $4.02 million for fiscal year 2013;
•	Earnings per diluted common share for fiscal year 2014 increased 38% to $0.80 from $0.58 for fiscal year 2013;
•
Earnings per diluted common share increased 130% to $0.23 from $0.10 for the comparable quarter one year ago and increased 15% from the $0.20 per diluted common share reported for the quarter ended June 30, 2014;

•	Non-performing assets decreased 22% year-over-year and 11% from the prior quarter;
•	Total delinquent loans (including non-accrual) decreased 24% year-over-year;
•	OREO and other repossessed assets decreased 22% year-over-year and 19% from the prior quarter;
•	Net charge-offs decreased 80% to $709,000 for fiscal 2014 from $3.61 million for fiscal year 2013;
•	Net interest margin for fiscal year 2014 increased to 3.84% from 3.82% for fiscal year 2013; and
•	Book value and tangible book value per common share increased to $11.75 and $10.94, respectively, at September 30, 2014 from $11.04 and $10.22 at September 30, 2013.

Timberland Fiscal Q4 Earnings
November 3, 2014

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 14.94%, a Tier 1 leverage capital ratio of 10.59% and a tangible capital to tangible assets ratio of 10.42% at September 30, 2014.

Reflecting continued improvement in asset quality, no provision for loan losses was required for the quarters ended September 30, 2014 and June 30, 2014, compared to $165,000 for the quarter ended September 30, 2013.  The Bank had net charge-offs of $136,000 during the current quarter, compared to $186,000 for the preceding quarter and $155,000 for the comparable quarter one year ago.  There was no provision for loan losses made during the fiscal year ended September 30, 2014 compared to a provision of $2.93 million for the fiscal year ended September 30, 2013. Net charge-offs decreased 80% to $709,000 for the 2014 fiscal year from $3.61 million for fiscal year 2013.  The non-performing assets to total assets ratio improved to 2.94% at September 30, 2014 from 3.38% three months earlier and 3.75% one year ago.

Non-accrual loans decreased 10% to $10.9 million at September 30, 2014, from $12.1 million at June 30, 2014, and 20% from $13.6 million at September 30, 2013.  Non-accrual loans at September 30, 2014, consisted of 37 loans representing 29 credit relationships.  By dollar amount per category: 45% are secured by residential properties; 42% are secured by land; and 13% are secured by commercial properties.  Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 24% to $13.7 million at September 30, 2014, from $18.1 million one year ago, and increased slightly from $13.3 million at June 30, 2014.

Other real estate owned (“OREO”) and other repossessed assets decreased 19% to $9.1 million at September 30, 2014, from $11.2 million at June 30, 2014 and decreased 22% from $11.7 million at September 30, 2013.  At September 30, 2014, the OREO portfolio included 40 individual properties.  The properties consisted of 21 land parcels totaling $3.8 million, 14 one-to four-family homes totaling $2.9 million, four commercial real estate properties totaling $2.2 million, and one multi-family property valued at $142,000.  During the quarter ended September 30, 2014, 13 OREO properties totaling $2.4 million were sold.  There was no aggregate net gain or loss during the quarter on the sale of the OREO properties.

Balance Sheet Management

Total assets increased by $18.0 million, or 2%, to $745.6 million at September 30, 2014, from $727.6 million at June 30, 2014.  The increase in total assets was primarily due to an $8.4 million increase in total cash and cash equivalents and an $8.1 million increase in net loans receivable.  The increase in total assets was primarily funded by a $16.5 million increase in total deposits.

Liquidity measured by cash and cash equivalents, CDs held for investment and available for sale investments as a percentage of total liabilities was 16.8% at September 30, 2014, compared to 15.4% at June 30, 2014, and 19.6% one year ago.

Net loans receivable increased $8.1 million to $565.8 million at September 30, 2014, from $557.7 million at June 30, 2014.  The increase was primarily due to a $14.8 million increase in construction loans, a $5.2 million increase in commercial business loans, a $2.6 million increase in consumer loans and a $1.1 million increase in land loans.  These increases were partially offset by a $5.3 million decrease in commercial real estate loans, a $1.6 million decrease in one-to four-family loans, an $871,000 decrease in multi-family loans and an $8.0 million increase in the undisbursed portion of construction loans in process.  The increase in construction loans was primarily the result of increased demand for custom construction and owner/builder construction loans.

Timberland Fiscal Q4 Earnings
November 3, 2014

LOAN PORTFOLIO
	September 30, 2014		June 30, 2014		September 30, 2013
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$98,534	16%	$100,085	17%	$104,298	18%
Multi-family	46,206	8	47,077	8	51,108	9
Commercial	294,354	48	299,707	51	291,297	50
Construction and land
development	68,479	11	53,695	9	45,136	8
Land	29,589	5	28,442	5	31,144	5
Total mortgage loans	537,162	88	529,006	90	522,983	90

Consumer Loans:
Home equity and second
mortgage	34,921	6	31,832	5	33,014	6
Other	4,699	1	5,229	1	5,981	1
Total consumer loans	39,620	7	37,061	6	38,995	7

Commercial business loans	30,559	5	25,341	4	17,499	3
Total loans	607,341	100%	591,408	100%	579,477	100%
Less:
Undisbursed portion of
construction loans in
process	(29,416)		(21,463)		(18,527)
Deferred loan origination
fees	(1,746)		(1,687)		(1,710)
Allowance for loan losses	(10,427)		(10,563)		(11,136)
Total loans receivable, net	$565,752		$557,695		$548,104

CONSTRUCTION LOAN COMPOSITION
	September 30, 2014		June 30, 2014		September 30, 2013
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$59,752	10%	$48,212	8%	$40,811	7%
Speculative one- to four-
family	2,577	--	2,307	--	1,428	--
Commercial real estate	3,310	1	2,736	1	2,239	1
Multi-family (including
condominium)	2,840	--	440	--	143	--
Land development	--	--	--	--	515	--
Total construction loans	$68,479	11%	$53,695	9%	$45,136	8%

Timberland Fiscal Q4 Earnings
November 3, 2014

Timberland originated $60.4 million in loans during the quarter ended September 30, 2014, compared to $40.5 million for the preceding quarter and $53.2 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended September 30, 2014, fixed-rate one-to four-family mortgage loans totaling $10.0 million were sold compared to $7.8 million for the preceding quarter and $14.7 million for the comparable quarter one year ago.

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased by $190,000 during the quarter to $8.2 million at September 30, 2014, from $8.4 million at June 30, 2014, primarily due to prepayments and scheduled amortization.

DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2014		June 30, 2014		September 30, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$106,417	17%	$92,995	15%	$87,657	14%
N.O.W. checking	160,748	26	157,303	26	156,100	26
Savings	95,665	16	93,728	16	91,349	15
Money market	88,999	14	94,363	16	99,006	16
Certificates of deposit under $100	95,333	16	97,917	16	109,001	18
Certificates of deposit $100 and over	64,762	10	59,134	10	63,958	11
Certificates of deposit – brokered	3,192	1	3,192	1	1,191	--
Total deposits	$615,116	100%	$598,632	100%	$608,262	100%

Total deposits increased $16.5 million to $615.1 million at September 30, 2014, from $598.6 million at June 30, 2014, primarily as a result of a $13.4 million increase in non-interest bearing account balances, a $3.4 million increase in N.O.W. checking account balances, a $3.0 million increase in certificates of deposit account balances and a $1.9 million increase in savings account balances.  These increases were partially offset by a $5.4 million decrease in money market account balances.

Shareholders Equity

Total shareholders’ equity increased $1.45 million to $82.78 million at September 30, 2014, from $81.33 million at June 30, 2014.  The increase in shareholders’ equity was primarily due to net income of $1.65 million for the quarter, which was partially offset by dividend payments of $352,000 to common shareholders.  Book value per common share increased to $11.75 and tangible book value per common share increased to $10.94 at September 30, 2014.

Operating Results

Fiscal fourth quarter operating revenue [net interest income before provision for loan losses, plus non-interest income excluding OTTI charges / recoveries, gains or losses on sale of investments, valuation allowances or recoveries on mortgage servicing rights (“MSRs”)], increased 3% to $8.81 million from $8.56 million for the preceding quarter and decreased 1% from $8.87 million for the comparable quarter one year ago.  The increase in revenue compared to the preceding quarter was primarily a result of an increase in net interest income and non-interest income. For fiscal year 2014, operating revenue decreased 3% to $34.42 million from $35.63 million for fiscal year 2013, primarily due to a decrease in gain on sale of loans.

Net interest income increased 2% to $6.59 million for the quarter ended September 30, 2014, from $6.43 million for the preceding quarter and increased 2% from $6.47 million for the comparable quarter one year ago.  The net interest margin for the current quarter remained level at 3.86% compared to the preceding quarter and increased from 3.82% for the comparable quarter one year ago.  For fiscal 2014, net interest income increased slightly to $25.92 million from $25.80 million for fiscal year 2013.  Timberland’s net interest margin for the year ended September 30, 2014 increased to 3.84% from 3.82% for the year ended September 30, 2013.

Non-interest income increased 4% to $2.21 million for the quarter ended September 30, 2014, from $2.12 million in the preceding quarter and decreased 8% from $2.40 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $57,000 increase in gain on sale of loans and a $38,000 increase in ATM and debit card interchange transaction fees.  For fiscal year 2014, non-interest income decreased $1.73

Timberland Fiscal Q4 Earnings
November 3, 2014

million, or 17%, to $8.53 million from $10.26 million for fiscal year 2013, primarily due to a $1.49 million decrease in gain on sale of loans and a $475,000 decrease in the valuation recovery on MSRs.

Total operating (non-interest) expenses decreased 1% to $6.37 million for the quarter ended September 30, 2014 from $6.43 million for the preceding quarter and decreased 10% from $7.07 million for the comparable quarter one year ago.  For fiscal year 2014, operating expenses decreased slightly to $25.80 million from $25.86 million for fiscal year 2013, primarily as a result of a $1.58 million decrease in OREO expenses which was offset by increases in salaries and employee benefits, ATM and debit card processing expenses, data processing and telecommunications, and a decrease in the gain on the disposition of premises and equipment.

The provision for income taxes increased $91,000 to $776,000 for the quarter ended September 30, 2014, from $685,000 for the preceding quarter, primarily due to higher income before income taxes.  For fiscal year 2014, the provision for income taxes increased to $2.80 million from $2.51 million for fiscal 2013, primarily due to higher income before income taxes.  The comparison between fiscal years was also impacted by the expiration of a capital loss carry-forward in fiscal year 2013 which increased the provision for income taxes by $236,000 in that year.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal year 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q4 Earnings
November 3, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2014	2014	2013
Interest and dividend income
Loans receivable	$7,393	$7,238	$7,360
MBS and other investments	69	66	66
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	6	6	7
Interest bearing deposits in banks	98	87	89
Total interest and dividend income	7,566	7,397	7,522

Interest expense
Deposits	504	498	582
FHLB advances	474	466	471
Total interest expense	978	964	1,053
Net interest income	6,588	6,433	6,469

Provision for loan losses	--	--	165
Net interest income after provision for loan losses	6,588	6,433	6,304

Non-interest income
Other than temporary impairment (“OTTI”) on MBS
and other investments, net	(19)	(9)	(8)
Service charges on deposits	943	921	1,006
Gain on sale of loans, net	298	241	453
Bank owned life insurance (“BOLI”) net earnings	138	134	146
ATM and debit card interchange transaction fees	658	611	580
Other	189	218	219
Total non-interest income, net	2,207	2,116	2,396

Non-interest expense
Salaries and employee benefits	3,156	3,325	3,229
Premises and equipment	777	754	674
Gain on disposition of premises and equipment, net	--	--	(425)
Advertising	206	187	209
OREO and other repossessed assets, net	215	240	1,480
ATM and debit card processing	304	207	221
Postage and courier	117	122	102
Amortization of core deposit intangible (“CDI”)	29	29	33
State and local taxes	118	123	110
Professional fees	202	196	220
FDIC insurance	157	158	158
Other insurance	37	34	41
Loan administration and foreclosure	79	129	152
Data processing and telecommunications	392	399	321
Deposit operations	190	146	157
Other	394	381	385
Total non-interest expense	6,373	6,430	7,067

(Statement continued on following page)

Timberland Fiscal Q4 Earnings
November 3, 2014

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2014	2014	2013
Income before income taxes	$2,422	$2,119	$1,633
Provision for income taxes	776	685	739
Net income	1,646	1,434	894

Preferred stock dividends	--	--	(151)
Preferred stock discount accretion	--	--	(47)
Net income to common shareholders	$1,646	$1,434	$696

Net income per common share:
Basic	$0.24	$0.21	$0.10
Diluted	0.23	0.20	0.10

Weighted average common shares outstanding:
Basic	6,859,457	6,857,149	6,821,320
Diluted	7,033,090	7,033,713	6,935,197

Timberland Fiscal Q4 Earnings
November 3, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2014	2013
Interest and dividend income
Loans receivable	$29,205	$29,591
MBS and other investments	259	281
Dividends from mutual funds and FHLB stock	27	29
Interest bearing deposits in banks	366	336
Total interest and dividend income	29,857	30,237

Interest expense
Deposits	2,066	2,568
FHLB advances	1,873	1,871
Total interest expense	3,939	4,439
Net interest income	25,918	25,798

Provision for loan losses	--	2,925
Net interest income after provision for loan losses	25,918	22,873

Non-interest income
Recovery (OTTI) on MBS and other investments, net	59	(47)
Loss on sale of MBS and other investments, net	(32)	--
Service charges on deposits	3,738	3,663
Gain on sale of loans, net	1,013	2,507
BOLI net earnings	530	577
Valuation recovery on MSRs	--	475
ATM and debit card interchange transaction fees	2,426	2,142
Other	796	945
Total non-interest income, net	8,530	10,262

Non-interest expense
Salaries and employee benefits	13,294	12,605
Premises and equipment	2,871	2,835
Gain on disposition of premises and equipment, net	--	(431)
Advertising	742	742
OREO and other repossessed assets, net	1,010	2,587
ATM and debit card processing	1,096	857
Postage and courier	446	443
Amortization of CDI	116	130
State and local taxes	479	576
Professional fees	792	856
FDIC insurance	636	685
Other insurance	150	174
Loan administration and foreclosure	456	430
Data processing and telecommunications	1,450	1,232
Deposit operations	759	607
Other	1,501	1,536
Total non-interest expense	25,798	25,864

(Statement continued on following page)

Timberland Fiscal Q4 Earnings
November 3, 2014

	Year Ended
	Sept. 30,	Sept. 30,
	2014	2013
Income before income taxes	$8,650	$7,271
Provision for income taxes	2,800	2,514
Net income	5,850	4,757

Preferred stock dividends	(136)	(710)
Preferred stock discount accretion	(70)	(283)
Discount on redemption of preferred stock	--	255
Net income to common shareholders	$5,644	$4,019

Net income per common share:
Basic	$0.82	$0.59
Diluted	0.80	0.58

Weighted average common shares outstanding:
Basic	6,856,730	6,817,918
Diluted	7,019,676	6,886,995

Timberland Fiscal Q4 Earnings
November 3, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2014	2014	2013
Assets
Cash and due from financial institutions	$11,818	$13,500	$12,879
Interest-bearing deposits in banks	60,536	50,467	81,617
Total cash and cash equivalents	72,354	63,967	94,496

Certificates of deposit (“CDs”) held for investment, at cost	35,845	32,336	30,042
MBS and other investments:
Held to maturity, at amortized cost	5,298	5,417	2,737
Available for sale, at fair value	2,857	2,928	4,101
FHLB stock	5,246	5,299	5,452

Loans receivable	575,280	566,757	557,329
Loans held for sale	899	1,501	1,911
Less: Allowance for loan losses	(10,427)	(10,563)	(11,136)
Net loans receivable	565,752	557,695	548,104

Premises and equipment, net	17,679	17,867	17,764
OREO and other repossessed assets, net	9,092	11,172	11,720
BOLI	17,632	17,494	17,102
Accrued interest receivable	1,910	1,922	1,972
Goodwill	5,650	5,650	5,650
Core deposit intangible	3	32	119
Mortgage servicing rights, net	1,684	1,812	2,266
Other assets	4,563	4,040	4,123
Total assets	$745,565	$727,631	$745,648

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$106,417	$92,995	$87,657
Deposits: Interest-bearing	508,699	505,637	520,605
Total deposits	615,116	598,632	608,262

FHLB advances	45,000	45,000	45,000
Other liabilities and accrued expenses	2,671	2,669	2,698
Total liabilities	662,787	646,301	655,960
Shareholders’ equity
Fixed Rate Cumulative Preferred stock, Series A, $.01 par value; 1,000,000 shares authorized; redeemable at $1,000 per share; 12,065 shares issued and outstanding – September 30, 2013	--	--	11,936
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding - September 30, 2013 7,045,936 shares issued and outstanding - June 30, 2014 7,047,336 shares issued and outstanding - September 30, 2014	10,773	10,710	10,570
Unearned shares- Employee Stock Ownership Plan	(1,190)	(1,256)	(1,454)
Retained earnings	73,534	72,240	68,998
Accumulated other comprehensive loss	(339)	(364)	(362)
Total shareholders’ equity	82,778	81,330	89,688
Total liabilities and shareholders’ equity	$745,565	$727,631	$745,648

Timberland Fiscal Q4 Earnings
November 3, 2014

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2014	2014	2013
PERFORMANCE RATIOS:
Return on average assets (a)	0.88%	0.79%	0.48%
Return on average equity (a)	8.04%	7.12%	4.00%
Net interest margin (a)	3.86%	3.86%	3.82%
Efficiency ratio	72.46%	75.12%	79.72%

	Year Ended
	Sept. 30,		Sept. 30,
	2014		2013
PERFORMANCE RATIOS:
Return on average assets (a)	0.79%		0.64%
Return on average equity (a)	7.08%		5.27%
Net interest margin (a)	3.84%		3.82%
Efficiency ratio	74.89%		71.72%

	As of or for the Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2014	2014	2013
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$10,909	$12,087	$13,610
Loans past due 90 days and still accruing	812	150	436
Non-performing investment securities	1,101	1,162	2,187
OREO and other repossessed assets	9,092	11,172	11,720
Total non-performing assets (b)	$21,914	$24,571	$27,953

Non-performing assets to total assets (b)	2.94%	3.38%	3.75%
Net charge-offs during quarter	$136	$186	$155
Allowance for loan losses to non-accrual loans	96%	87%	82%
Allowance for loan losses to loans receivable (c)	1.81%	1.86%	1.99%
Troubled debt restructured loans on accrual status (d)	$16,804	$16,524	$18,573

CAPITAL RATIOS:
Tier 1 leverage capital	10.59%	10.62%	11.47%
Tier 1 risk based capital	13.68%	13.61%	15.30%
Total risk based capital	14.94%	14.87%	16.56%
Tangible capital to tangible assets (e)	10.42%	10.48%	11.34%

BOOK VALUES:
Book value per common share	$11.75	$11.54	$11.04
Tangible book value per common share (e)	10.94	10.74	10.22
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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $2,284, $2,915 and $4,031 reported as non-accrual loans at September 30, 2014, June 30, 2014 and September 30, 2013, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q4 Earnings
November 3, 2014

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2014	2014	2013

Average total loans	$570,995	$566,887	$559,187
Average total interest-bearing assets (a)	682,327	666,646	680,566
Average total assets	745,717	729,646	746,797
Average total interest-bearing deposits	510,176	503,834	515,229
Average FHLB advances	45,000	45,000	45,000
Average shareholders’ equity	81,883	80,600	89,487

	Year Ended
	Sept. 30,		Sept. 30,
	2014		2013

Average total loans	$567,251		$556,815
Average total interest-bearing assets (a)	675,475		675,026
Average total assets	737,907		740,829
Average total interest-bearing deposits	508,468		517,478
Average FHLB advances	45,000		45,352
Average shareholders’ equity	82,618		90,301

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(a)  Includes loans and MBS on non-accrual status